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EXHIBIT 99.1

Date:      May 25, 2001
Contact:   Henry R. Hillenmeyer, Chairman & CEO
           Mark W. Mikosz, Vice President & CFO
Phone:     (561)615-6000      Fax:  (561)615-6001

COOKER RESTAURANT CORPORATION - FILES FOR CHAPTER 11 PROTECTION

WEST PALM BEACH, FL - The Cooker Restaurant Corporation today announced that it has filed voluntarily for protection under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of Ohio, the state where the Company was originally incorporated, and in which it currently operates 25 full-service restaurants.

In making the announcement, Chairman and CEO Henry R. Hillenmeyer noted "we have sought protection under Chapter 11 because we acknowledge it allows us the best possible way to restructure our finances while we continue our normal business operations. We know The Cooker has a bright future, and that this action will enable us to formulate and execute a plan that will enable us to realize that future. We plan not just to continue, but actually to escalate our efforts to upgrade our famous made-from-scratch menu selections, to offer our guests not only efficient and friendly service, but also incredible VALUE for their dining out expenditures."

This news release may contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties, including the Company's ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such forward-looking statements include the Company's ability to obtain necessary Bankruptcy Court approvals of its restructuring plans, its ability to retain its employees, customers and vendors during the Chapter 11 proceedings and factors that are set forth in Management's Discussion and Analysis of Results of Operations and Financial Condition in Cooker's Annual Report on Form 10K for the year ended December 31, 2000.

The Company currently operates "Cooker Bar & Grille" full-service restaurants in Florida, Georgia, Indiana, Kentucky, Michigan, North Carolina, Ohio, Pennsylvania, Tennessee and Virginia. The restaurants offer a family-friendly, cozy ambience, with menu selections that include a wide variety of appetizers, soups, salads, entrees, sandwiches and desserts, as well as a full beverage menu in most locations; a large percentage of these items are actually prepared "from scratch" daily, using original recipes and fresh ingredients. Portion sizes are generous, service is prompt, friendly and efficient, and The Cooker backs everything with its famous "100% Satisfaction Guarantee".

Cooker is traded on the Over the Counter - Bulletin Board (OTCBB) under the symbol CGRT.